SEVERANCE COMPENSATION
AND
RESTRICTIVE COVENANT AGREEMENT

THIS SEVERANCE COMPENSATION AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is dated as of April 26, 2006 between MATRIA HEALTHCARE, INC., a Delaware corporation (the “Company”), and ROBERTA L. MCCAW (the “Executive”).

WHEREAS, the severance benefits payable by the Company to the Executive as provided herein are in part intended to ensure that the Executive receives reasonable compensation given the specific circumstances of Executive’s employment history with the Company;

NOW, THEREFORE, in consideration of their respective obligations to one another set forth in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties hereby acknowledge, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1. Term. The term of this Agreement began on April 26, 2006 and shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the Date of Termination (as hereinafter defined) of the Executive’s employment with the Company as a result of the Executive’s death, Disability (as defined in Section 2(b)) or Retirement (as defined in Section 2(c)), by the Company for Cause (as defined in Section 2(d)), or by the Executive other than for Good Reasons (as defined in Section 2(e)).

2. Termination of Employment During the Term.

(a) General. The Executive shall be entitled to the compensation and benefits provided in Section 3 upon the termination of the Executive’s employment with the Company by the Executive or by the Company during the term of this Agreement, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s Retirement; (iv) the Executive’s termination by the Company for Cause; or (v) the Executive’s decision to terminate employment other than for Good Reason.

(b) Disability. The term “Disability” as used in this Agreement shall mean termination of the Executive’s employment by the Company as a result of the Executive’s incapacity due to physical or mental illness, provided that the Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months and such absence shall have continued unabated for 30 days after Notice of Termination as described in Section 2(f) is thereafter given to the Executive by the Company.

(c) Retirement. The term “Retirement” as used in this Agreement shall mean termination of the Executive’s employment by the Company based on the Executive’s having attained age 65 or such later retirement age as shall have been established pursuant to a written agreement between the Company and the Executive.

(d) Cause. The term “Cause” for purposes of this Agreement shall mean (i) the Executive’s failure, neglect or refusal, as determined by the reasonable judgment of the Company, to perform the duties of her position, unless the Executive shall have cured such failure, neglect or refusal within 30 days of receipt of written notice from the Company of such failure, neglect or refusal and has not at any time thereafter repeated such failure or failed to sustain such cure; (ii) any intentional act by the Executive that has the effect of injuring the reputation or business of the Company or any of its affiliates in any material respect; (iii) the Executive’s continued or repeated absence from the Company, unless such absence is (x) approved or excused by the Chief Executive Officer of the Company or (y) is the result of illness, Disability or incapacity; (iv) the Executive’s use of illegal drugs or repeated drunkenness; (v) the Executive’s arrest and/or conviction for the commission of a felony; or (vi) the commission by the Executive of an act of fraud, deceit, material misrepresentation or embezzlement against the Company or any of its affiliates. For purposes of this Agreement only, the preparation and filing of fictitious, false or misleading claims in connection with any federal, state or other third party medical reimbursement program, or any other violation of any rule or regulation in respect of any federal, state or other third party medical reimbursement program by the Company or any subsidiary of the Company shall not be deemed to constitute “criminal fraud” or “civil fraud.”

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a reduction of the Executive’s base salary; (ii) any failure of the Company to continue the Executive’s participation in its applicable Management Incentive Plan or any reduction in the Executive’s bonus amount as expressed as a percentage of the Executive’s base salary; (iii) failure of the Company to continue the Executive’s participation in any benefit programs except those programs or arrangements that may be discontinued for all other similarly situated executives of the Company; or (iv) a relocation of the Company’s principal executive offices to a location more than 50 miles outside of Marietta, Georgia or the relocation of the Executive’s office to any place other than the Company’s principal executive offices.

(f) Notice of Termination. Any termination of the Executive’s employment by the Company for a reason specified in Section 2(b), 2(c) or 2(d) shall be communicated to the Executive by a Notice of Termination prior to the effective date of the termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate whether such termination is for the reason set forth in Section 2(b), 2(c) or 2(d) and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no termination of the Executive’s employment by the Company shall constitute a termination for Disability, Retirement or Cause unless such termination is preceded by a Notice of Termination.

(g) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company for Disability, 30 days after a Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (b) if the Executive’s employment is terminated by the Company or the Executive for any other reason, the date on which the Executive’s termination is effective.

3. Compensation and Benefits upon Termination of Employment.

(a) If the Company shall terminate the Executive’s employment other than pursuant to Section 2(b), 2(c) or 2(d) and Section 2(f), or if the Executive shall terminate his or her employment for Good Reason, then, provided the Executive shall have executed the Company’s standard general release (which release shall not obligate the Executive to release any benefits payable in connection with any supplemental executive retirement plan or other retiree benefit), the Company shall pay to the Executive, as severance compensation and in consideration of the Executive’s adherence to the terms of Section 4 hereof and execution of the aforesaid general release, the following:

(i) On the Date of Termination, the Company shall become liable to the Executive for an amount equal to one times the Executive’s annual base compensation, targeted base bonus and annual car allowance, which amount shall be payable over the one year following the Date of Termination on the regular payroll dates.

(ii) For a period of one year following the Date of Termination, the Executive and anyone entitled to claim under or through the Executive shall be entitled to all benefits under the group hospitalization plan, health care plan, dental care plan, life insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company for which she was eligible at the Date of Termination, to the same extent as if the Executive had continued to be an employee of the Company during such period.

(iii) Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided pursuant to or in connection with this Agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. If and to the extent required by Section 409A of the Code, no payment or benefit shall be made or provided to a “specified employee” (as defined below) prior to the six-month anniversary of the Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code). The amounts provided for in this Agreement that constitute nonqualified deferred compensation shall be paid as soon as the six-month deferral period ends. In the event that benefits are required to be deferred, any such benefit may be provided during such six-month deferral period at the Executive’s expense, with the Executive having a right to reimbursement from the Company for the amount of any premiums or expenses paid by the Executive once the six month deferral period ends. For this purpose, a specified employee shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company at any time during the 12-month period ending on each December 31 (the “identification date”). If the Executive is a key employee as of an identification date, the Executive shall be treated as a specified employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, the Executive shall not be treated as a specified employee unless any stock of the Company or a corporation or business affiliated with it pursuant to Sections 414(b) or (c) of the Code is publicly traded on an established securities market or otherwise.

(b) The parties hereto agree that the payments provided in Section 3(a) hereof are reasonable compensation in light of the Executive’s services rendered to the Company and in consideration of the Executive’s adherence to the terms of Section 4 hereof.

(c) The payments provided in Section 3(a) above shall be in lieu of any other severance compensation otherwise payable to Executive under any other agreement between Executive and the Company (other than the Change in Control Severance Compensation and Restrictive Covenant Agreement of even date (the “CIC”)) or the Company’s established severance compensation policies; provided, however, that nothing in this Agreement shall affect or impair Executive’s vested rights under any other employee benefit plan or policy of the Company. In circumstances in which the Executive is entitled to severance benefits under the CIC, the Company’s obligations under this Agreement shall be null and void.

4. Protective Covenants.

(a) Definitions.

This Subsection sets forth the definition of certain capitalized terms used in Subsections (a) through (f) of this Section 4.

(i) “Competing Business” shall mean a business (other than the Company) that, directly or through a controlled subsidiary or through an affiliate, (a) provides disease management programs for diabetes, congestive heart failure, coronary artery disease, chronic obstructive pulmonary disease, cancer, pregnancy, depression, chronic pain or hepatitis C; and/or (b) provides obstetrical home care; and/or (c) provides on-line programs targeting weight loss, nutrition and diet, fitness, smoking cessation or stress management; and/or (d) provides informatics services (collectively, “Competing Services”). Notwithstanding the foregoing, no business shall be deemed a “Competing Business” unless, within at least one of the business’s three most recently concluded fiscal years, that business, or a division of that business, derived more than twenty percent (20%) of its gross revenues or more than $2,000,000 in gross revenues from the provision of Competing Services.

(ii) “Competitive Position” shall mean: (A) the Executive’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competing Business where the Executive performs services for the Competing Business substantially similar to those the Executive performed for the Company, provided, however, that the Executive shall not be deemed to have a Competitive Position solely because of the Executive’s services for a Competing Business that are not directly related to the provision of Competing Services, unless more than thirty-five percent (35%) of the gross revenues of the Competing Business are derived from the provision of Competing Services.

(iii) “Covenant Period” shall mean the period of time from the date of this Agreement to the date that is one year after the Date of Termination.

(iv) “Customers” shall mean actual customers, clients or referral sources to or on behalf of which the Company provides Competing Services (A) during the one year prior to the date of this Agreement and (B) during the Covenant Period.

(v) “Restricted Territory” shall mean the 48 contiguous states of the continental United States.

(b) Limitation on Competition. In consideration of the Company’s entering into this Agreement, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, anywhere within the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an unsolicited offer of a Competitive Position).

(c) Limitation on Soliciting Customers. In consideration of the Company’s entering into this Agreement, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate on behalf of a Competing Business with which Executive has a Competitive Position any Customer located in the Restricted Territory (or any other Customer with which the Executive had any direct contact on behalf of the Company) for the purpose of providing the Customer or having the Customer provided with a Competing Service.

(d) Limitation on Soliciting Personnel or Other Parties. In consideration of the Company’s entering into this Agreement, the Executive hereby agrees that he will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor, independent broker or other personnel of the Company or any subsidiary of the Company to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company or any subsidiary of the Company.

(e) Acknowledgement. The parties acknowledge and agree that the Protective Covenants are reasonable as to time, scope and territory given the Company’s need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which the Executive may be entitled pursuant to this Agreement.

(f) Remedies. The parties acknowledge that any breach or threatened breach of a Protective Covenant by the Executive is reasonably likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity, the Executive agrees that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. If the Company seeks an injunction, the Executive waives any requirement that the Company post a bond or any other security.

5. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a) All compensation and benefits provided to the Executive under this Agreement are in consideration of the Executive’s services rendered to the Company and of the Executive’s adhering to the terms set forth in Section 4 hereof and the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

6. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by overnight courier service (e.g., Federal Express) or mailed by United States certified mail, return receipt required, postage prepaid, as follows:

If to Company:

Matria Healthcare, Inc.
1850 Parkway Place, 12th Floor
Marietta, GA 30067
Attention: General Counsel

If to Executive:

Roberta L. McCaw
810 Millsbee Drive
Roswell, GA 30075

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9. Section 409A Indemnification. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. The Company and the Executive shall cooperate to modify this Agreement as necessary to comply with the requirements of Section 409A of the Code. In the event the Company does not so cooperate, it shall indemnify and hold harmless the Executive on an after-tax basis from any tax or interest penalty imposed under Section 409A of the Code with respect to any payment or benefit provided pursuant to this Agreement or any other plan or arrangement sponsored or maintained by the Company to the extent such tax or interest penalty is imposed as a result of any failure of the Company to comply with Section 409A of the Code with respect to such payment or benefit.

10. Severability; Modification. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, but such remaining provisions shall be interpreted and construed in such a manner as to carry out fully the intention of the parties. Should any judicial body interpreting this Agreement deem any provision of this Agreement to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

11. Confidentiality. The Executive acknowledges that he has previously entered into, and continues to be bound by the terms of, a Confidentiality and Non-Solicitation Agreement with the Company.

12. Agreement Not an Employment Contract. This Agreement shall not be deemed to constitute or be deemed ancillary to an employment contract between the Company and the Executive, and nothing herein shall be deemed to give the Executive the right to continue in the employ of the Company or to eliminate the right of the Company to discharge the Executive at any time.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

MATRIA HEALTHCARE, INC.

By:
Its Chief Executive Officer

ROBERTA L. MCCAW

Executive